Exhibit 14

[Logo of Chesapeake
Utilities Corporation]

BUSINESS CODE OF ETHICS AND CONDUCT
Adopted December 11, 2008

Chesapeake Utilities Corporation (“Chesapeake”) is committed to conducting its business in compliance with all applicable laws, rules and regulations and in accordance with the highest ethical standards. In furtherance of this commitment, the Board of Directors of Chesapeake has adopted this Business Code of Ethics and Conduct (the “Code of Ethics”) setting forth the principles that govern the conduct of all employees, officers and directors of Chesapeake and its subsidiaries (collectively, the “Company”).

As used herein, Company official shall mean any officer of the Company.  Some provisions of this Code of Ethics also extend to the family members of employees, officers, directors, or nominees for director.  For this purpose, the term “family member” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, son-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household of any director, nominee for director, or officer of the Company. These associations include adoptive relationships.

I.	Compliance with Laws, Rules, Regulations, Policies and Procedures

Each employee, officer and director is expected to understand and comply with both the letter and intent of all governmental laws, rules and regulations and with all Company policies and procedures that apply to matters for which he or she is responsible.  All employees and officers are expected to participate in compliance training and information sessions when offered by the Company. Any employee or officer who is uncertain as to the meaning or interpretation of any law, rule, regulation, policy or procedure, or its application to his or her responsibilities, is expected to seek advice from a supervisor, manager or other appropriate Company official.

II.	Conflicts of Interest

In carrying out their responsibilities, all employees, officers and directors have a duty always to act in the best interests of the Company.  The ability of an employee, officer or director to fulfill this obligation can be compromised if a conflict exists between his or her personal interests and the interests of the Company.  In general, a conflict of interest can arise whenever the personal interests of an employee, officer or director in a matter (financial or otherwise) would make it difficult for the individual to perform his or her Company responsibilities objectively.  Even where the outcome of the matter is on terms that are entirely fair to the Company, the existence of a conflict of interest can create an appearance of impropriety.

While it is not possible to list all of the situations that could present a conflict of interest, examples include:

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Ownership of a financial interest  (other than, in the case of a public company, the ownership of less than a one percent equity interest) in any business or other enterprise that does business (whether as a supplier, customer or otherwise), or is seeking to do business, with the Company.

•
Serving as a director, officer or partner of, or in any other managerial role with respect to, or as a consultant to, any business or other enterprise that does business (whether as a supplier, customer or otherwise), or is seeking to do business, with the Company.

•
Ownership of a financial interest in  (other than, in the case of a public company, the ownership of less than a one percent equity interest), or serving as a director, officer or partner of, or in any other managerial role with respect to, or as a consultant to, any competitor of the Company.

•	Acting as a broker, finder or other intermediary for the benefit of a third party in any transaction involving the Company.

•
Any situation where the employee, officer or director will receive any payment of money, services, loan, guarantee or any other personal benefits from a third party in anticipation of or as a result of any transaction or business relationship between the Company and the third party.

•	Taking a public position or making public statements contrary to the best interests of the Company or that could result in embarrassment to the Company.

A conflict also can exist where the person doing business, or seeking to do business with the Company is a family member of an employee, officer or director.  However, the acquisition or use by an employee, officer or director of the Company of products or services obtained from the Company in the ordinary course of the Company’s business will not represent a conflict of interest.

All employees and officers are encouraged to avoid relationships that have the potential for creating an actual conflict of interest or a perception of a conflict of interest.  Employees and officers must be free of any conflict of interest whenever they act on behalf of the Company, including engaging in negotiations or recommending or approving a transaction, arrangement or relationship with an existing or potential customer, supplier, lender or investor.  Any officer who has a conflict of interest with respect to any matter is required to make prompt and full disclosure of the matter to the Chief Executive Officer or, in the case of the Chief Executive Officer, to the Audit Committee.  All other employees are required to make prompt and full disclosure of any conflict of interest to the Director of Internal Audit.  No employee or officer is permitted to participate in any matter in which he or she has a conflict of interest unless authorized by an appropriate Company official and under circumstances that are designed to protect the interests of the Company and to avoid any appearance of impropriety.

Any officer who has a question as to whether a given situation or relationship might represent a conflict of interest is required to consult with the Chief Executive Officer. Any other employee who has a question as to whether a situation or relationship might constitute a conflict is required to consult with the Director of Internal Audit.

Directors are required to disclose any conflict of interest to the Chairman of the Board of Directors and to refrain from voting on any matter(s) in which they have a conflict.

III.	Corporate Opportunities

All business opportunities that are within the existing or reasonably foreseeable scope of the Company’s business, including planned business ventures, are the property of the Company.  Without the prior consent of the Board of Directors, employees, officers and directors are prohibited from:

•	Taking for themselves personally opportunities that they discovered through the use of Company property or information or through their position with the Company;

•	Using property or information of the Company or their position with the Company for personal gain; or

•	Engaging in any business in competition with the Company.

IV.	Confidentiality

Employees, officers, directors and director nominees are required to maintain the confidentiality of, and not use for personal benefit, confidential information entrusted to them by the Company, its customers or its suppliers, or otherwise acquired in the course of their employment by or service to the Company. Disclosure or use of confidential information is permitted only for a proper business purpose and when specifically authorized by an appropriate Company official or as required by law or legal proceedings.  Confidential information includes all information protected by law or by an agreement between the Company and a third party, as well as other non-public information that, if disclosed, might be harmful to the Company or useful to competitors, including but not limited to:

•	Trade secrets and other proprietary technical information or data.

•	Undisclosed financial and accounting information.

•	Strategic information concerning current and future business plans.

•	Pricing information.

•	Customer records.

•	Employee personnel records (e.g., job applications, resumes, performance evaluations and records, compensation information, notices regarding performance, termination notices, etc.).

•	Research information and records.

All employees, officers and directors are required to sign a confidentiality statement.

These confidentiality and non-use restrictions continue beyond termination of service for directors, and termination of employment for employees and officers. Upon termination, employees, officers and directors are not permitted to take, copy or retain any records or documents of the Company.

V.	Proper Accounting for Company Transactions

The maintenance of accurate financial and accounting records is essential in order to enable the Company to comply with the requirements of the federal securities laws and with its obligations to its shareholders.

A.	Maintenance of Accurate Records.

All Company assets and liabilities and all items of revenue and expense shall be properly recorded in the Company’s regular books and records in accordance with generally accepted accounting principles.  All employees and officers who are responsible for the recording or reporting of Company property, assets, liabilities, transactions and other activities are required to provide full, fair, accurate, timely and understandable recording or reporting thereof.  Without limitation of the foregoing:

•	No undisclosed or unrecorded fund or asset of the Company shall be established or maintained for any purpose.

•	No employee or officer of the Company shall intentionally conceal or fail to record or report any matter that is required to be recorded or reported.

•	No employee or officer of the Company shall improperly record or report any matter, or improperly alter any record or report of any matter.

B.	Documentation of Disbursement of Funds.

No payment or other disbursement of Company funds shall be made without proper authorization.  No approval shall be granted for the payment or other disbursement of Company funds without adequate supporting documentation.  No payment on behalf of the Company shall be approved or made with the intention or understanding that any part of such payment is to be used for a purpose other than that described by the documents supporting the payment.

VI.	Improper Payments and Gifts to Third Parties

A.	Improper Payments and Gifts.

Except for permitted gifts (as described below), neither the Company nor any employee, officer or director shall, either directly or indirectly, authorize or make any payment or gift of money or any other thing of value (including materials, equipment, facilities or services) to any:

•	Current or prospective customer, supplier or competitor of the Company or to government officials; or

•	Any director, officer, employee, general partner, stockholder or owner of a current or prospective customer, supplier or competitor,

if the purpose of the payment or the gift is to induce the current or prospective customer, supplier, competitor or government official improperly to grant or convey any benefit to, or forgo any claim against, the Company or any of its employees, officers or directors,  or otherwise to influence a business or other decision of the current or prospective customer, supplier, competitor or government official.

B.	Permitted Gifts

An employee, officer or director may make gifts, generally in the form of meals, entertainment or specialty advertising items, to Company customers, suppliers or other third parties engaged, or that may become engaged, in business with the Company if the gift meets all of the following criteria:

•	It is consistent with customary business practices;

•	It is not for an improper purpose;

•	It is not in contravention of any applicable laws, rules, regulations or ethical standards; and

•	Public disclosure of the full details of the gift would not cause embarrassment to the Company.

VII.	Acceptance of Gifts or Other Personal Benefits

No employee, officer or director shall solicit from any supplier, customer or other person doing business, or seeking to do business, with the Company any gift of money, products or services, gratuity, loans or guarantees, or other personal benefits of any kind.

An employee, officer or director, including their family members, may accept an unsolicited gift or gratuity of nominal value or reasonable business entertainment (including recreation and attendance of sporting or cultural events) if the gift or gratuity meets all of the following criteria:

•	It does not go beyond common courtesies usually associated with accepted business practices;

•	It does not interfere with the recipient’s independence or judgment in carrying out his or her responsibilities on behalf of the Company; and

•	Public disclosure of the full details of the gift or gratuity would not cause embarrassment to the Company.

 Any gifts or gratuity that do not meet these requirements must to the extent possible be returned.

VIII.	Relationships with Customers

When dealing with customers, the Company is committed to:

•	Providing all customers with exceptional service;

•	Dealing fairly and ethically with all customers and treating customers with respect;

•	Providing customers with accurate and clear information regarding the services offered by the Company; and

•	Investigating promptly and resolving on fair terms all customer complaints and inquiries.

Each employee, officer and director has a responsibility to use his or her best efforts to ensure that these objectives are attained. The Company prohibits manipulation, misrepresentation of facts, and other forms of unfair dealing with customers.

IX.	Relationships with Suppliers

When dealing with suppliers of products and services to the Company, all employees, officers and directors are required at all times to act in the best interests of the Company, while at the same time adhering to the highest standards of ethical conduct.  All unlawful behavior, manipulation, misrepresentation of facts, or any other forms of unfair dealing are prohibited.

X.	Fair Competition

The Company is committed to fair and honest competition.  The Company seeks to achieve its competitive advantage through competitive prices, products and services, and not through illegal or unethical business practices.  All employees, officers and directors are required to adhere to all laws and regulations regarding fair competition, including antitrust laws.  Misappropriation of trade secrets or other proprietary information, manipulation, misrepresentation of facts and all other forms of unfair dealing are prohibited.

XI.	Relationships with Employees

All employees and officers are entitled to work in an environment free of discrimination and harassment, therefore the Company strives to provide each employee and officer with a workplace that is free from unlawful discrimination or harassment.  It is the policy of the Company to provide equal employment opportunity to qualified individuals regardless of race, religion, gender, national origin, age, or their status as disabled veterans or as disabled individuals.  Equal opportunity applies to all aspects of the employment relationship, including initial employment, promotion, training, wage and salary administration, seniority, retirement, and employee benefits.

XII.	Protection and Proper Use of Company Assets

Proper protection and proper use of Company assets is the responsibility of each employee, officer and director.  Employees, officers and directors are required to promote the efficient use of Company assets and to take appropriate security measures to safeguard physical property and other assets against unauthorized use or removal, as well as against loss by wrongful acts or negligence.  Employees, officers and directors may use Company property only for legitimate business purposes and strictly in accordance with established Company policies and guidelines.

XIII.	Insider Trading

All employees, officers and directors are required to adhere to the Company’s policy entitled “Securities Trades by Company Personnel”, which governs trading by employees, officers and directors in Chesapeake stock.

XIV.	Political Activities

Employees, officers and directors are free to participate in lawful political activities on their own time and at their own expense, and to make personal contributions to political parties, committees or candidates of their choice. However, under no circumstances shall an employee, officer or director use Company facilities or assets, or be compensated or reimbursed by the Company, for their personal political activities or contributions.

While employees and officers are encouraged to participate in civic and community activities during their non-work hours, an employee’s or officer’s determination to seek elected or appointed public office, including membership on a public board or commission (“public office”), raises special concerns. Because the Company’s business frequently interfaces with many government branches, employees, officers and directors would have a responsibility to disqualify themselves from any action in which they know the Company has an interest. In addition, care must be taken that campaigning for office or fulfilling public responsibilities is not done during work hours. Accordingly, any employee or officer who wishes to seek or accept public office must provide the Director of Internal Audit with reasonable advance notice of that intent. In certain cases, depending on the nature of the office and other surrounding circumstances, the Company may decide that the employee or officer should not seek or accept such office while remaining in the Company’s employment without a determination by the Company’s Chief Executive Officer (or in the case of the Chief Executive Officer, the Board of Directors) that such activities will be consistent with Company policies and applicable laws and standards.

XV.	Compliance Procedures

A.	Distribution of this Code of Ethics.

A copy of this Code of Ethics shall be furnished to each employee, officer and director of the Company and shall be posted on the Company’s website.  Company officers are required to ensure that all Company personnel in the departments for which they are responsible receive a copy.

Any employee who has a question concerning the interpretation or application of any provision of this Code of Ethics should consult his or her immediate manager, who may, if necessary, refer the question to the Director of Internal Audit or an appropriate Company official.  Alternatively, any employee, officer or director may contact the Director of Internal Audit directly.

B.	Reporting Violations.

Any employee or officer who has knowledge of a violation by the Company or any employee, officer or director of any law, rule or regulation or this Code of Ethics, or suspects that such a violation has occurred, is required to report the matter to an independent third party via a dedicated toll-free hotline or a secure website, or in written form directly to the Director of Internal Audit in accordance with the process set forth on the Company’s website (www.chpk.com).  All valid concerns will be investigated under the direction of the Chairman of the Audit Committee.

The Company will make every effort, within the limits allowed by law, to keep confidential the identity of anyone requesting guidance or reporting a violation or suspected violation. However, it may not be possible to maintain the confidentiality of the reported person or the reported information if (i) disclosure is necessary to enable the Company or law enforcement officials to investigate the matter, (ii) disclosure is required by law or (iii) the person accused of a violation is entitled to the information as a matter of legal right.  All employees, officers and directors are expected to cooperate, to the extent requested, in any investigation of any violation of any law, rule or regulation or this Code of Ethics.

No adverse action will be taken against any person who in good faith reports a violation, or a suspected violation, by the Company, or any employee, officer or director of any law, rule or regulation or this Code of Ethics. Any such retaliation is also a violation of this Code of Ethics and will be grounds for disciplinary action against the person or persons who engage in retaliation. Any employee, officer or director who believes that he or she has been retaliated against may file a complaint with the Director of Internal Audit, who shall be responsible for the investigation of the matter.

C.	Violations.

Any employee, officer or director who fails to comply with any applicable law, rule, or regulation or with this Code of Ethics is subject to disciplinary action, which could include, without limitation, a reprimand, probation, suspension, reduction in salary, demotion or dismissal — depending upon the seriousness of the offense.

XVI.	Amendments and Waivers

The Board of Directors must approve any amendment to this Code of Ethics.  No waivers or exceptions to this Code of Ethics are anticipated; however, any waiver of any provision to this Code of Ethics for employees, other than executive officers, requires the approval of the Chief Executive Officer. Any waiver involving an executive officer or director requires the approval of the Board of Directors or a designated Board Committee and must be promptly disclosed to shareholders in the manner determined appropriate by the Board of Directors or as otherwise required by law or the rules of the New York Stock Exchange.